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                                                              EXHIBIT 11.1

                         THE NEIMAN MARCUS GROUP, INC.


Computation of average number of shares outstanding used in determining primary and fully diluted earnings per share:


(Shares in 000's)           For the Twenty-Six Weeks Ended   For the Thirteen Weeks Ended
                                 January 29,    January 30,    January 29,     January 30,
                                        1994           1993           1994            1993

Primary

1. Weighted average number of
   common shares outstanding          37,937         37,288         37,948          37,543


2. Assumed exercise of certain
   stock options based on average
   market value                          124             92            157             175


3. Weighted average number of
   shares used in primary per
   share computations                 38,061         37,380         38,105          37,718





Fully diluted (A)

1. Weighted average number of
   common shares outstanding          37,937         37,288         37,948          37,543


2. Assumed exercise of all
   dilutive options based on
   higher of average or
   closing market value                  124            134            157             241

3. Weighted average number of
   shares used in fully diluted
   per share computations             38,061         37,422         38,105          37,784

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(A)  This calculation is submitted in accordance with Securities Exchange Act of l934 Release No. 9083 although not required by Footnote 2 to Paragraph l4 of APB Opinion No. l5 because it results in dilution of less than 3%.